Exhibit 23.01

Tel: 732-750-0900 Fax: 732-750-1222 www.bdo.com	90 Woodbridge Center Dr., 4th Floor Woodbridge, NJ 07095-1163

Consent of Independent Registered Public Accounting Firm

IDT Corporation

Newark, NJ

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-104286, 333-115403, 333-119190, 333-37141, 333-43501, 333-45199, 333-53719, 333-61565, 333-71991, 333-77395, 333-80133 and 333-86261) and Form S-8 (No. 333-100424, 333-105865, 333-110657, 333-116266, 333-130287, 333-130288, 333-130562, 333-146718, 333-154257, 333-177247, 333-19727, 333-199299, 333-208447, 333-214105, 333-42267, 333-49150, 333-63282, and 333-73167) of IDT Corporation of our reports dated October 16, 2017, relating to the consolidated financial statements, and the effectiveness of IDT Corporation’s internal control over financial reporting, which appear in this Form 10-K.

BDO USA, LLP

Woodbridge, NJ

October 16, 2017